Exhibit 10.35
BETWEEN
FUJIAN PROVINCE PINGNAN COUNTY POWER SUPPLY CO., LTD.
AND
PINGNAN COUNTY YUHENG HYDROPOWER CO., LTD.
GRID CONNECTION AND
DISPATCHING AGREEMENT
FOR
PINGNAN YUANPING HYDROPOWER STATION
OF
FUJIAN PROVINCE
December 2008

CONTENTS

CHAPTER I	DEFINITIONS AND INTERPRETATIONS	4
CHAPTER II	REPRESENTATIONS BY THE PARTIES	10
CHAPTER III	OBLIGATIONS OF THE PARTIES	11
CHAPTER IV	CONDITIONS FOR GRID CONNECTION	14
CHAPTER V	CONNECTION APPLICATION AND ACCEPTANCE	18
CHAPTER VI	GRID CONNECTION AND DISPATCHING DURING THE COMMISSIONING PERIOD	22
CHAPTER VII	OPERATION UNDER DISPATCHING	24
CHAPTER VIII	EQUIPMENT OVERHAUL AND MAINTENANCE	30
CHAPTER IX	POWER GENERATION PLAN	32
CHAPTER X	RESERVOIR DISPATCHING	35
CHAPTER XI	RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES	39
CHAPTER XII	DISPATCHING AUTOMATION	44
CHAPTER XIII	DISPATCHING COMMUNICATION	47
CHAPTER XIV	ACCIDENT MANAGEMENT AND INVESTIGATION	53
CHAPTER XV	FORCE MAJEURE	57
CHAPTER XVI	LIABILITIES FOR BREACH OF CONTRACT	58
CHAPTER XVII	EFFECTIVENESS AND VALID TERM	65
CHAPTER XVIII	MODIFICATION, ASSIGNMENT AND TERMINATION OF THIS AGREEMENT	66
CHAPTER XIX	DISPUTE RESOLUTION	67
CHAPTER XX	APPLICABLE LAW	67
CHAPTER XXI	MISCELLANEOUS	68
APPENDIX I:	DIAGRAM FOR METERING POINTS	72
APPENDIX II:	TECHNICAL PARAMETERS FOR THE POWER PLANT	73
APPENDIX III:	DIVISION OF DISPATCHING RANGE OF POWER PLANT EQUIPMENTS	75

GRID CONNECTION AND DISPATCHING AGREEMENT
This Grid Connection and Dispatching Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following two Parties:
Party A: Fujian Province Pingnan County Power Supply Co., Ltd., a power grid operation enterprise registered and established with the Administration for Industry and Commerce, having procured the Power Transmission Business Permit (permit number:                     ) issued by                     power regulatory commission/bureau, with the tax registration number of 350923764068857, its registered address at No.7, Huating Road, Chengguan, Pingnan County and the legal representative of which is Wei Nai Sheng.
Party B: Pingnan County Yuheng Hydropower Co., Ltd., a power generation enterprise with the legal entity status, which was registered and established with the Administration for Industry and Commerce of Pingnan County, Fujian Province, having procured the Power Generation Business Permit for the power plant (units) referred to in this Agreement (permit number: 1041907-00219) issued by the power regulatory commission/bureau, with the tax registration number of 350923660394930, its registered address at the 5th Floor, Cuibai Building, Pingnan County, Fujian Province and the legal representative of which is John D. Kuhns.
WHEREAS:
(1)	Party A is currently operating and managing a power grid which is suitable for the operation of power plants, and agrees that the Power Plant of Party B could be connected to the power grid pursuant to the provisions of this Agreement;

(2)	Party B is constructing, owning and operating the Pingnan County Yuanping Hydropower Station (hereinafter referred to as the “Power Plant”) with a total installed capacity of 30 MW at Yuanping Ziran Village, Shoushan Township, Pingnan County, and agrees to connect the Power Plant to the power grid of Party A pursuant to the provisions of this Agreement.
     In order to ensure the safety, high quality and economic operation of the electric power system, regulate the dispatching of power grids and grid-connected operations, and protect the legal rights and interests of both Parties, on the principles of equality, free will and good faith, both Parties hereto have entered into this Agreement through consultations in accordance with the Electric Power Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grids and other relevant laws and regulations of the People’s Republic of China.
CHAPTER I DEFINITIONS AND INTERPRETATIONS
1.1	Unless otherwise required by the context, the following terms used in this Agreement shall have the meanings set forth as follows:

1.1.1	“Power Dispatching Agency” refers to Pingnan Dispatching and Operating Department, an agency in charge of organizing, commanding, instructing and coordinating the operation of the electric power system pursuant to applicable laws, which is subordinated to Party A.

1.1.2	“Power Plant” refers to the power generation facility with all auxiliary facilities stretching to the property demarcation point with the total installed capacity of 30MW (with three (3) units, No. 1 unit of 10MW, No. 2 unit of 10 MW, No. 3 unit of 10 MW, the detailed technical parameters please refer to Appendix II)[1], which is constructed, owned, managed and operated by Party B and located in Yuanping Ziran Village, Shoushan Township, Pingnan County.

1.1.3	“Connection Points” refer to the interconnection points connecting the Power Plant and the power grid (please refer to Appendix I).

1.1.4	“Initial Connection Date” refers to the first day on which the Power Plant (units) is (are) connected to the power grid.

1.1.5	“Connection Application” refers to the written application document submitted by Party B to Party A requesting for connecting its Power Plant (units) to the power grid.

1.1.6	“Connection Method” refers to the systematic way of connecting the Power Plant (units) to the power grid.

1.1.7	“Disconnection” specially refers to under this Agreement the interruption of electric connection between the power grid and the power generation equipments which are operating connected to the power grid.

1.1.8	“Special Operation Mode” refers to the operation arrangement of taking unusual

[1]

connection mode for the Power Plant or the power grid due to certain needs.

1.1.9	“Unit Available Capacity” refers to the output of the units modified at any time due to the restrictions of equipment conditions[2].

1.1.10	“Planned Outage” refers to the status of the units of the Power Plant during the planned overhaul and reserve periods, including the general overhaul, the maintenance, the general service system planned overhaul, and the holiday repairing and the elimination of defects during off-break period and the shutdown reserve required by the dispatching center, etc.

1.1.11	“Unplanned Outage” refers to the unavailable status of the units of the Power Plant other than Planned Outage. Based on the urgency of the needs of outage, the Unplanned Outage can be classified into five categories: (1) immediate outage; (2) the outage which could be delayed for a short while but the units must exit within six hours; (3) the outage which could be postponed over six hours but the units must exit within seventy-two hours; (4) the outage which could be deferred over seventy-two hours but the units must exit before the next Planned Outage; and (5) the prolonged outage which is beyond the period of the Planned Outage.

1.1.12	“Forced Outage” refers to the Categories 1, 2 and 3 of Unplanned Outage set forth in Article 1.1.14.

1.1.13	“Equivalent Unit Derated Hours” refers to the outage hours which are converted from derated hours and calculated by the maximum capacity on the nameplate.

[2]	As for hydropower station, the restrictions shall include the restrictions on the unit output by river, shipping etc.

1.1.14	“Equivalent Unplanned Outage Hours” refers to the sum of Unplanned Outage hours and unplanned Equivalent Unit Derated Hours.

1.1.15	“Annual Allowable Planned Outage Hours” refers to the allowable hours[3] for Planned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. The Annual Allowable Planned Outage Hours for the units can be classified into the Annual Allowable Planned Outage Hours for general overhaul years and the Annual Allowable Planned Outage Hours for the years without general overhaul.

1.1.16	“Annual Allowable Equivalent Unplanned Outage Hours” refers to the allowable hours[4] for Equivalent Unplanned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. In this Agreement, it only refers to the Unplanned Outage caused by Party B’s Reason. The Annual Allowable Equivalent Unplanned Outage Hours for the units can be classified into the Annual Allowable Equivalent Unplanned Outage Hours for general overhaul years and the Annual Allowable Equivalent Unplanned Outage Hours for the years without general overhaul.

[3]	It shall be determined as 70% to 80% of the average amount of the actual Planned Outage hours within the previous three years of the units on the same grid and with the same type.

[4]	It shall be determined as 70% to 80% of the average amount of the actual Equivalent Unplanned Outage Hours within the previous three years of the units on the same grid and with the same type.

1.1.17	“Daily Power Generation Dispatching Plan Curve” refers to the curve worked out by the county dispatching on a daily basis to determine the power generation output of the Power Plant for each period of time of the next day.

1.1.18	“Emergencies” refer to the major accidents occurred to the power generation or power supply facilities within the electric power system, including the grid frequency or electric voltage exceeds the prescribed limit, the loading of the transmission and transformation facilities is over the regulated amount, the power of trunk circuit exceeds the specified stability limitation and other operating conditions which threaten the grid operation safety, may destroy the grid stability and eventually lead to the grid collapse or even vast area power cut.

1.1.19	“Dispatching Code for Electric Power System[5]” refers to the codes which are formulated in accordance with the Administration Regulations on the Dispatching of Power Grids, the national standards and the electric power industry standards and regulate the dispatching and operation of the electric power system of this area.

1.1.20	“Party A’s Reason” refers to the requirements of Party A or liabilities attributed to Party A, including the liabilities which should be borne by Party A for the enlargement of accident due to Party A’s failure to perform relevant national regulations and standards, etc.

1.1.21	“Party B’s Reason” refers to the requirements of Party B or liabilities attributed to Party B, including the liabilities which should be born by Party B for the enlargement of accident due to Party B’s failure to perform relevant national regulations and standards, etc.

[5]	It is also referred to as the Grid Dispatching Code.

1.1.22	“Power Purchase and Sale Contract” refers to the contract entered into by and between Party A and Party B regarding the purchase and sale of the electricity output generated by the Power Plant and other relevant commercial issues.

1.1.23	“Force Majeure” refers to the objective events which are unforeseen, unavoidable and insurmountable, including volcano eruptions, tornados, tsunamis, snowstorms, mudslide, landslide, flood, fire, water inflows failing to meet the designed standards, earthquakes, typhoons, thunder and lightening and fog flash, etc. which exceed the designed standards, and nuclear radiation, wars, plagues and riots, etc.

1.2	Interpretations

1.2.1	All headings hereof are only for the convenience of reading and shall not affect the interpretations of this Agreement in any way.

1.2.2	The Appendices hereto shall have the same legal effect as this Agreement.

1.2.3	Unless otherwise agreed by the Parties, this Agreement shall have binding force on the lawful successors or assignees of any Party.

1.2.4	Unless otherwise required by the context, the year, month and day mentioned in this Agreement shall be the year, month and day in Gregorian calendar.

1.2.5	The words “Include”, “Includes” or “Including” herein shall mean including without limitation.

1.2.6	All numbers and terms mentioned in this Agreement shall include the given number.
CHAPTER II REPRESENTATIONS BY THE PARTIES
Any Party hereby represents to the other Party that:
2.1	It is an enterprise that has been duly established and validly and legally in existence in accordance with law, and has the full right to enter into and the ability to perform this Agreement.

2.2	All procedures required for entering into and performing this Agreement (including procuring requisite governmental approvals, business license and power business permit, etc.) have been accomplished and are legal and valid.

2.3	When entering into this Agreement, no judgments, verdicts, awards or specific administrative acts have been carried out by any courts, arbitration institutes, administrative organs or other regulatory bodies that will have material adverse effect on its performance of this Agreement.

2.4	All internal authorization procedures required for executing this Agreement have been accomplished and this Agreement is signed by its legal representative or authorized proxy. This Agreement shall have the binding force on both Parties to this Agreement after it comes into effect.

CHAPTER III OBLIGATIONS OF THE PARTIES
3.1	The obligations of Party A shall include the following:

3.1.1	Abiding by the national laws and regulations, national standards and electric power industry standards, for the purpose of maintaining the safety, high quality and economic operation of the electric power system, and according to the Power Plant’s technical characteristics and the codes and specifications of relevant electric power system, to carry out unified dispatching of the Power Plant (the dispatching range please refer to Appendix III) on the principle of publicity, fairness and justice.

3.1.2	To be responsible for the operation management, overhaul and maintenance and technological transformation for relevant equipments and facilities of the power grid within its jurisdiction, so as to meet the needs of normal operations of the Power Plant.

3.1.3	Based on the anticipated objective of electricity generation output released by relevant authorities, according to the provisions of the Power Purchase and Sale Contract, and considering the actual operating conditions of the power grid, to work out and deliver to Party B the monthly power generation plan, the Daily Power Generation Dispatching Plan Curve and reactive output curve (or voltage curve) on schedule.

3.1.4	To reasonably arrange the overhaul for the equipments of the Power Plant.

3.1.5	To support and cooperate with Party B to carry out technological transformations or parameter adjustments of relevant facilities; to instruct and coordinate the dispatching and operation management of Party B related to the power grid; to provide Party B with instruction and coordination and requisite technical support for relevant professions and operations in connection with the grid operation safety, such as electric facilities, relay protection and automatic safety devices, excitation system (including PSS), AGG, and speed governor system, electric power metering system, electric power dispatching communication and dispatching automation, etc.

3.1.6	According to relevant regulations, to inform Party B of the information concerning the major defects of facilities of the power grid relating to Party B and the power transmission ability relating to the Power Plant in a timely fashion, and to regularly disclose to Party B the electric power dispatching information relating to Party B.

3.1.7	To timely amend relevant codes and regulations following the procedures in accordance with the operation requirements of the electric power system and the characteristics of the equipments of Party B.

3.1.8	To take measures to prevent the occurrence of the accidents which could affect the safe operation of the electric power system; to regularly carry out special and professional safety inspections concerning the grid safety, and formulate counter measures against accidents subject to the needs; subject to the authorization of the power regulatory agency, the Power Dispatching Agency works out the plan for grid-plant joint counter-accident exercise and organizes to implement such plan.

3.1.9	To assist Party B in respect of the investigation on accidents.

3.2	The obligations of Party B shall include the following:

3.2.1	Abiding by the national laws and regulations, national standards, the electric power industry standards and the codes and regulations of the electric power system, for the purpose of maintaining the safe, high quality and economic operation of the electric power system, to comply with the unified dispatching by the Power Dispatching Agency, and reasonably organize the operation of the Power Plant.

3.2.2	To organize the real time operation of the Power Plant according to the dispatching instructions of the Power Dispatching Agency, and participate in the peak regulation, frequency modulation, voltage regulation and backup of the electric power system.

3.2.3	According to the requirements of the Power Dispatching Agency, to provide proposals concerning the equipment overhaul plans for the Power Plant and to implement the approved overhaul plans and organize the overhaul and maintenance of facilities.

3.2.4	To accept the professional instructions and coordination provided by Party A pursuant to Article 3.1.5; and to assign relevant technical and overhaul management staff so as to assist Party A in relevant work.

3.2.5	To carry out technological transformations or parameter adjustments for the facilities according to the needs in a timely fashion, and file such transformations or adjustments with Party A (in case of involving grid safety, the consent from Party A must be procured).

3.2.6	According to relevant regulations, to provide to Party A with the operating conditions for the facilities of the Power Plant and the production information, including fuel and water resources, etc in a timely, accurate, objective and complete fashion.

3.2.7	To formulate field operation codes consistent with the electric power system codes and specifications of Party A, and file such codes with Party A.

3.2.8	To take measures to prevent the occurrence of accidents that may affect the operation safety of the electric power system; to assist Party A in carrying out regular special and professional safety inspections relating to the grid safety, and implement the precautionary measures proposed during the inspections; in case of any specific counter measures against accidents or other safety requirements for the electric power system raised by the Power Dispatching Agency, to implement and maintain the operations according to the requirements; to file relevant documents of safety measures with the Power Dispatching Agency; and to participate in the joint anti-accident exercise organized by the Power Dispatching Agency.

3.2.9	To assist Party A in respect of the investigations on accidents.
CHAPTER IV CONDITIONS FOR GRID CONNECTION
4.1	The primary and secondary equipments of Party B shall conform to the national standards, the electric power industry standards and other relevant regulations[6], shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and shall pass the acceptance according to the infrastructure construction procedures of the State; the normal operation mode for

[6]	These refer to the counter measures against accidents to prevent equipments from flashover, electric mis-operation and malfunction or missing operation of relay protection and automatic safety devices. Same as below.

grid connection has been defined, relevant parameters have been adjusted as compatible (the parameters setting requirements relating to the power grid shall be provided by the dispatching center), equipment settings have been set in accordance with the requirements of the dispatching and management range division, and all conditions for being connected to the power grid of Party A and accepting the unified dispatching by the dispatching center are ready.
4.2	The relay protection and automatic safety devices (including the excitation system and speed regulation system) of the Power Plant shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance pursuant to the requirements of the Administrative Measures on the Commissioning Acceptance for Relay Protection New Facilities of Electric Power System of Fujian Province and satisfy all conditions for synchronous operation, and comply with the relevant provisions of Chapter X hereof.

4.3	The dispatching automation facilities of the Power Plant, including the units AGC/AVC, the computer monitoring system and electric power metering devices, etc., shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to infrastructure construction procedures of the State, comply with the relevant provisions of Chapter XI hereof, and satisfy the conditions for synchronous operation.

4.4	The power dispatching communication facilities of the Power Plant shall conform to the national standards, the electric power industry standard and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to the infrastructure construction procedures of the State, and comply with the relevant provisions of Chapter XII hereof.

4.5	The energy metering devices of the Power Plant shall be configured according to the Technical Administration Code of Electric Power Metering Devices (DL / T448-2000) and the provisions of the Power Purchase and Sale Contract, and pass the testing and acceptance jointly organized by Party A and Party B7.

4.6	According to the requirements of the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission), the secondary system of the Power Plant shall be protected by safety precautionary measures, and approved by the dispatching center to be qualified for operation.

4.7	All operation and maintenance codes for the Power Plant have been formulated and relevant management regulations are complete, and those related to the grid safety shall be consistent with the safety management regulations of the connected power grid.

4.8	The denominations and numbers for the equipments of the Power Plant shall be given in accordance with the dispatching and management range principle. The denominations and numbers released by the dispatching center for the equipments

[7]	The energy metering devices already in operation shall be technically certified on their technical performance and management conditions by an energy metering testing agency recognized by the national metering administration authority and confirmed by both Parties; for items not meeting the specifications, renovation shall be made within the specified time agreed by both Parties through consultations.

within the jurisdiction of the dispatching center have been marked up at eye-catching places on the respective electric equipments so as the on-duty operators of the Power Plant may clearly define the electric equipments to be operated.
4.9	The Power Plant’s on-duty operators which are authorized to take dispatching instructions shall receive strict training pursuant to the provisions of the Administration Regulations on the Dispatching of Power Grids and other relevant regulations, and procure relevant qualification certificates before being assigned to the posts.

4.10	The primary and secondary equipments of Party A to be operated in conjunction with the operation of Party B shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to the infrastructure construction procedures of the State, with the relevant parameters reasonably compatible, the settings of such equipments being set as required and readily available for the Power Plant to be connected.

4.11	Both Parties have worked out relevant counter-accident measures against possible Emergencies after the grid connection of the Power Plant, and such measures shall be filed with the dispatching center.

4.12	As for those new equipments which have not been handed over completed due to insufficient materials or which fail to meet the safety or economic qualifications for independent operation or which cannot meet the dispatching communication and power grid automation requirements, the dispatching center shall, after issuing rectification opinion, be entitled to refuse to approve such units to be put into commissioning operation.

CHAPTER V CONNECTION APPLICATION AND ACCEPTANCE
5.1	Party B shall apply to Party A for the grid connection of its Power Plant, and shall be connected to the grid through a method as required upon the acceptance of Party A.

5.2	Connection Application

Party B shall submit a connection application to Party A thirty (30) days prior to the Initial Connection Date of the Power Plant (units) which shall include the scope of the facilities to be connected, the basic conditions, the acceptance results, the commissioning schedule and plan for the Power Plant (units) to be connected, etc., and shall be attached with all documents set out in Article 5.5 hereof.

5.3	Acceptance of Connection Application

Upon the receipt of the connection application from Party B, Party A shall carefully review the application according to the provisions of Chapter IV hereof and other relevant regulations concerning the grid connection, and shall reply in time to Party B without any unreasonable delay.

5.3.1	In the event that the materials provided in the connection application conform to relevant requirements, Party A shall confirm it within ten (10) days after the receipt of such application from Party B, and send a written confirmation notice to Party B three (3) days prior to the Initial Connection Date of the units.

5.3.2	In the event that the materials provided in the connection application do not conform to relevant requirements, Party A shall be entitled to refuse to confirm, but shall notify Party B in written form of the reasons for such refusal to confirm within fifteen (15) days after the receipt of such application.

5.4	The Parties hereto shall make arrangements for detailed issues relating to the grid connection of the Power Plant when the connection application is confirmed.

5.4.1	Party A shall, within five (5) days prior to the agreed Initial Connection Date, provide to Party B with the electric power system data, equipment parameters and system diagrams in respect of the Power Plant, including the relay protection settings (or limits) for the power grid related to the Power Plant and the settings (or limits) for the relay protection and automatic safety devices of the Power Plant related to the power grid.

5.4.2	Party A shall provide to Party B with the name list of liaison staff (including staff authorized to issue dispatching instructions, staff in charge of operation modes, relay protection staff, automation staff and communication staff) and contact details.

5.4.3	Party B shall, within five (5) days after the receipt of the confirmation notice, submit the grid connection commissioning items and plans to Party A according to its requirements, and negotiate with the dispatching center to determine the specific timing and procedures for the initial connection.

5.4.4	Party A shall make a written confirmation of the grid connection commissioning items and plans of the units submitted by Party B five (5) days prior to the Initial Connection Date of the Power Plant.

5.4.5	Other specific matters which are deemed by both Parties that need to be agreed upon:

5.5	When submitting the connection application, Party B shall provide to Party A with accurate materials in Chinese[8] (the parameters required to be actually measured during the startup process of the grid connection may be submitted within five (5) days after the grid connection of the units), including:
(1)	The technical specifications, technical parameters and actually measured parameters (including the zero sequence impedance parameters for the main transformers) for the main equipments such as power generators (including speed governors and excitation system) and main transformers which are required for calculating the tidal current, stability and relay protection settings.

(2)	The drawings (including the drawings for a complete set of protections for generators and transformers), instruction manuals and trip models of the relay protection and automatic safety devices which are related to the grid operation; and the installation and commissioning reports for the relay protection and automatic safety devices within the range of power dispatching. The equipments’ technical parameters required for calculating the settings of the system protection of Party A, the over-excitation character curve for the transformer of power generator of 300MW and above, the allowable high and low frequency limits for the units, etc., and the machines and equipments account (which could be filled out and submitted in DMIS system) for the relay protection and safety automatic protection and other equipments within Party B’s Power Plant.

(3)	Documents such as the technical instructions, technical parameters and equipment acceptance reports for the dispatching automatic equipments of the Power Plant which are related to Party A, the tele-control information form for the Power Plant (including the no-load voltage ratio and tele-metering full scale values of current transformers and voltage transformers), the completion acceptance report of the energy metering system of the Power Plant, and

[8]

relevant plans and technical documents in respect of the safety protection for the computer system of the Power Plant.

(4)	Documents such as drawings, equipment technical specifications and equipment acceptance reports for the communication projects which are interconnected with or related to the communication network of Party A.

(5)	The technical instructions and drawings for the unit excitation system and PSS devices (design and measured parameters), under-excitation limitation, loss of excitation, loss of step protection and dynamic monitoring systems.

(6)	The technical specifications, technical parameters and measured parameters of other main equipments related to the grid operation.

(7)	Field operation codes.

(8)	Primary electric wiring diagrams.

(9)	The startup and shutdown curves and the load increasing and decreasing rate of the units, relevant parameters and materials concerning AGC, AVC and inherent frequency modulation of the units.

(10)	Measures to ensure the electric power utility of the Power Plant.

(11)	The units commissioning plans, and startup commissioning schemes for the step-up substation and the units.

(12)	Name list of the on-duty operators of the Power Plant who are authorized to take dispatching instructions and the photocopies of their qualification certificates and contact details.

(13)	Name lists and contact details for the professional staff in the fields of operation mode, relay protection, automation and communication.

Other conditions agreed upon by both Parties:

CHAPTER VI GRID CONNECTION AND DISPATCHING DURING THE
COMMISSIONING PERIOD
6.1	In accordance with the commissioning items and plans confirmed by Party A, Party B may carry out the commissioning for the grid-connected operation of the Power Plant.

6.1.1	The commissioning units of the Power Plant shall be regarded as the operating equipments connected to the grid, which shall be incorporated into the unified operation and management of the electric power system, and abide by the operational codes and specifications of the electric power system and comply with the unified dispatching.

6.1.2	The Power Plant shall, according to the commissioning items and plans which have been confirmed, prepare a detailed commissioning scheme for the connection of units and report to the Power Dispatching Agency item by item[9] in accordance with the commissioning schedule.

6.1.3	The specific commissioning operations for grid connection shall be performed in strict accordance with the dispatching instructions.

6.1.4	In case of any operation of the equipments only managed by the Power Plant itself, which may bring about impact on the power grid, Party B shall inform the Power Dispatching Agency in advance to make preparations and accident forecasts, and implement in strict accordance with the commissioning scheme.

[9]	Subject to the approval of the dispatching center, one-time application and filing is acceptable as well.

6.2	Party A shall assist Party B in the grid-connected commissioning by reference to the actual operating conditions of the power grid.

6.2.1	The Power Plant during the grid-connected commissioning period shall be incorporated into the formal dispatching range, and shall be managed in accordance with relevant codes and specifications of the electric power system.

6.2.2	According to the requirements of the Power Plant and the operating conditions of the power grid, Party A shall formulate special commissioning dispatching schemes (including emergency treatment measures), and reasonably arrange the dispatching items and dispatching plans for the Power Plant. The commissioning dispatching scheme and specific commissioning plan shall be notified to the Power Plant three (3) days prior to the start of commissioning.

6.2.3	Through consultations and agreement with the Power Plant, rolling adjustments may be made to the commissioning plan according to the commissioning progress of the units and the grid operating conditions.

6.2.4	The Power Dispatching Agency may send relevant staff as required for field dispatching, and provide necessary technical guidance or support.

6.3	Party A must prepare an emergency plan for any possible Emergencies during the commissioning period of Party B, defining the principles of managements and the specific measures to handle Emergencies, and ensure the safety of the electric power system and equipments. In case of any Emergencies occurred to the power grid, the dispatching center shall be entitled to adjust the operation mode and the power generation plan for the Power Plant to the extent of disconnecting the Power Plant from the power grid.
CHAPTER VII OPERATION UNDER DISPATCHING
7.1	During the operation period, the on-duty operators of the Power Plant shall strictly follow the dispatching instructions given by the on-duty dispatchers of the Power Dispatching Agency.

7.1.1	The Power Plant must implement the dispatching instructions released by the Power Dispatching Agency in a prompt and accurate manner, and must not refuse or delay the implementation with any excuse. In case that implementing a dispatching instruction may endanger the staff or equipments, the on-duty operators of the Power Plant shall immediately report to the on-duty dispatchers of the Power Dispatching Agency and clarify the reasons, and the on-duty dispatchers of the Power Dispatching Agency shall decide whether or not to continue such implementation[10].

7.1.2	As for those equipments within the range of direct dispatching by the Power Dispatching Agency, the Power Plant must strictly follow the relevant operation rules of dispatching and carry out operations according to the dispatching instructions, and be responsible for the accuracy and promptness of implementing the dispatching instructions; and shall honestly report the field conditions and answer the inquiries from the on-duty dispatchers of the Power Dispatching Agency.

7.1.3	As for those equipments within the licensing dispatching range of the Power

[10]	If otherwise provided by the Dispatching Code for Electric Power System, such provisions shall prevail.

Dispatching Agency, the on-duty operators of the Power Plant shall make a report to the on-duty dispatchers of the Power Dispatching Agency prior to the operations, and only upon an approval, such operations may be carried out according to the Dispatching Code for Electric Power System and the field operation regulations of the Power Plant.

7.2	The Power Dispatching Agency shall reasonably arrange the Daily Power Generation Dispatching Plan Curve of the Power Plant according to relevant requirements. During the normal operation, the on-duty dispatchers have the right to make appropriate adjustment to the Daily Power Generation Dispatching Plan Curve according to the actual operating conditions of the power grid, and such adjustment shall be notified to the on-duty operators of the Power Plant ten (10) minutes in advance.

7.3	In case of any abnormal condition of the operating equipments of the Power Plant, the Power Plant may, according to the regulations of the Dispatching Code for Electric Power System, bring forth an overhaul application to the Power Dispatching Agency in advance. The Power Dispatching Agency shall, according to the regulations of the Dispatching Code for Electric Power System and the actual conditions of the power grid, approve such overhaul application in advance upon going through specified procedures and revise relevant plans. In the event that the equipments need an urgent outage, the Power Dispatching Agency shall make a prompt reply judging from the actual conditions. The Power Plant shall follow the final approval from the Power Dispatching Agency[11].

[11]	In the event that the Power Dispatching Agency cannot arrange such overhaul temporarily considering the needs of grid operation, both Parties shall negotiate with each other to determine the measures to prevent accidents and procedures to handle accidents according to the provisions of the Dispatching Code for Electric

7.4	The Power Dispatching Agency shall, on the principle of the units on the same grid, of the same type and with the same technical conditions shall be modulated to a basically same magnitude, and considering the power grid structure, the grid operation requirements and the electric technical conditions of the Power Plant, arrange the Power Plant to be involved in the peak regulation, frequency modulation, voltage regulation and standby of the electric power system in a safe, high quality and economic manner.

7.4.1	Peak Regulation

The Power Plant shall participate in the peak regulation of the electric power system in accordance with relevant regulations, standards of the State and the unit ability. The range of the peak regulation shall reach relevant regulations and standards of the State. The regulation range for normal operations and accidents please refer to Appendix II.

7.4.2	Frequency Modulation
(1)	The Power Plant shall participate in the frequency modulation of the power grid. The dispatching center may, according to the actual conditions of the power grid, arrange the Power Plant to be the modulation plant of the power grid and to carry out operation in accordance with the curve released by the dispatching center. The Power Plant must comply with the dispatching instructions and maintain the grid frequency within the scope prescribed by the Dispatching Code or the power frequency of the line communicated with the power gird of East China within the regulated scope.

(2)	In the event that the units of the Power Plant are put into AGC operation as the First dispatching plant; the units of the Power Plant exit from the AGC operation
Power System.

as not the First dispatching plant. The Power Plant shall participate in the frequency modulation of the electric power system in accordance with the requirements of the Dispatching Code for Electric Power System, and fulfill relevant obligations.

(3)	The installation and operation of the AGC of the Power Plant shall be in accordance with the current policies of the State relating to the power generation plant grid connection and operation management. According to relevant regulations concerning operation management of the power plant connected onto the grid issued by the State Electricity Regulatory Commission, the No. Unit of the Power Plant shall be installed with AGC, the setting parameters and the unit output response speed of which shall comply with the requirements of grid safety operation and shall be uniformly set by the Power Dispatching Agency according to the characteristic of the unit, the testing result and relevant requirements. Party B shall not make alteration arbitrarily. The launch and exit of AGC of the unit shall be executed in accordance with the dispatching instructions.

(4)	When the power generator has been connected to the power grid, the automatic speed governing system of the Power Plant must be put into operation. In case of any failure or abnormity of the automatic speed governing system of the Power Plant, the staff of the Power Plant shall immediately notify the dispatching center and settle the malfunctions as soon as possible.

(5)	The Power Plant shall implement relevant management regulations of the dispatching center concerning the primary frequency regulation of the power grid of Fujian Province, and conform to the various management requirements.
7.4.3	Voltage Regulation
(1)	In case the power grid requires reactive optimization, the Power Plant shall adjust according to the reactive load released by the dispatching agency of Pingnan county, and make adjustments whenever necessary.

(2)	During the operation, in the event that the units have lost the ability of reactive adjustment (or have reached the operation limitation), or the voltage at the testing point has deviated from the quality limit, the Power Plant shall immediately inform the dispatching center, and the dispatcher of the dispatching center shall take relevant measures to maintain the voltage at the testing point within the quality limit. Under the premise of controlling the voltage at the testing point of the Power Plant within the quality limit, if the power grid requires reactive optimization, the Power Plant shall make adjustment according to the reactive load released by the dispatching center.

(3)	Subject to the needs of adjusting and controlling safety operation of the power grid, the units of the Power Plant must be equipped with AVC and shall be put into operation according to the dispatching instructions of the dispatching center.
7.4.4	Standby

If required by the Power Dispatching Agency, the Power Plant shall leave a proportional rotary standby volume. In the event that the rotary standby volume cannot meet the requirements of the Power Dispatching Agency, the Power Plant shall immediately report to the on-duty dispatchers of the Power Dispatching Agency.

7.4.5	The AGC/AVC controlling system at the Power Plant constitutes an important component part of the AGC/AVC system of the whole power grid. The Power Plant shall take charge of the maintenance and make the operation availability rate of the AGC/AVC reach 100%. Without being approved by the dispatchers of the dispatching center, the AGC/AVC system at the Power Plant end cannot exit operation randomly.

7.4.6	After the Power Plant has been connected to the power grid and started operation, besides the rectification measures taken by the staff of the Power Plant according to the dispatching instructions of the dispatching center, the automatic excitation modulation system of the Power Plant must be put into operation. In case of the failure or malfunction of the automatic excitation system of the Power Plant, the staff of the Power Plant shall immediately inform the dispatching center and make well disposal of the defects as soon as possible, and disconnect the power generator if necessary until the problems have been resolved.

7.5	In case of any Special Operation Mode of Party A due to the equipment upgrading or transformation which may affect the normal operation of the Power Plant, the Power Dispatching Agency shall notify the Power Plant of relevant plans fifteen (15) days in advance and implement the plan which has been determined through consultation.

7.6	In case of any Special Operation Mode of Party B due to the equipment upgrading or transformation which may affect the normal operation of the power grid, Party B shall notify the Power Dispatching Agency of relevant amended plans fifteen (15) days in advance and implement the plan which has been determined through consultation.

7.7	The Power Dispatching Agency shall consult with the grid-connected Power Plant to convene grid-plants joint meetings on a regular basis and invite Party B to participate, during which, the operating conditions of the power grid will be analyzed, the system tendency will be predicted, the implementations of relevant grid safety and technical measures will be demonstrated, and the disposal of major issues concerning the operation of the electric power system will be discussed. Party B shall participate in such joint meetings, and report the operating conditions of the Power Plant and the implementations of relevant safety and technical measures of the Power Plant.

7.8	Both Parties shall exchange the name lists of on-duty staff in written form and notify any alteration thereof promptly.

7.9	The Power Plant shall keep daily field operation records, recording the actual power generated for every hour, the operating conditions for all equipments, the planned and unplanned power cut and any abnormal condition during the overhaul period. The date and time (the time shall be in twenty-four hour format) for each record shall be clearly listed out on the records and such materials shall be provided at proper time after being required by the dispatching center. The operation records of the Power Plant shall be kept for record in accordance with the requirements of archive management.

7.10	The electric energy billing equipments of the Power Plant shall be put into normal operation, and realize the remote delivery to the electric energy billing system of dispatching center. The dispatching center shall carry out statistics and settlement of electricity volume basing on the data of electricity volume collected from the electric energy billing system. In case of malfunction of the electric energy billing equipments of the Power Plant, the Power Plant shall report to the dispatching center and apply to exit due to malfunctions. In the meanwhile, the Power Plant shall resolve the malfunctions as soon as possible.
CHAPTER VIII EQUIPMENT OVERHAUL AND MAINTENANCE
8.1	The annual overhaul and maintenance plan for the Power Plant shall be reported according to relevant regulations of the provincial company. After the assessment and approval, the provincial company shall issue an annual overhaul plan for the equipments within dispatching range to the Power Plant. The Power Plant shall make preliminary preparations for the overhaul of equipments in accordance with the annual overhaul plan and make sure the overhaul of equipments will be completed as scheduled. In the event that the overhaul plan cannot be completed as scheduled due to the Power Plant’s own reasons, in order to satisfy the loading requirements and the needs of safe and stable operation of the power grid, the local power dispatching agency shall be entitled to cancel this overhaul plan, and the induced degraded liability of the equipment operation shall be undertaken by the Power Plant itself.

8.2	The Power Plant shall submit the overhaul plan for the subsequent month to the dispatching center via dispatching overhaul management system or by facsimile according to the regulations of the Dispatching Code. The dispatching center shall, formulate the monthly dispatching plan based on the released annual (seasonal)power generation plan, annual overhaul plan and the monthly overhaul plan and the actual operating conditions of the power grid provided by the Power Plant. Before the 30th day of each month, the dispatching center shall release the dispatching plan for the next month to the Power Plant via the “Three Gong” dispatching website or by facsimile.

8.3	The Power Plant shall arrange the overhaul and maintenance for the equipments according to the schedule of the monthly dispatching plan. For any time of equipment overhaul, the Power Plant shall apply to the dispatching center according to the regulations of the Dispatching Code, and the dispatching center shall also issue a reply pursuant to the time limits provided in the Dispatching Code. The overhaul schedule and progress for the equipments of the Power Plant shall comply with the unified arrangement and coordination of the dispatching center.

8.4	In the event that the Power Plant needs to launch important testing projects after the general overhaul or technology upgrading, it shall submit the testing plan to the dispatching center at least five working days prior to the grid connection, including to provide the equipment alteration scope, the testing items and testing procedures which need arrangement and the parameters for new equipments, and shall file a startup application in advance pursuant to the Dispatching Code. The dispatching center shall take such application into consideration when drawing up the daily dispatching plan.

8.5	In the event that the Power Plant needs unplanned outage or derated output due to the defects of equipments, it shall also apply in advance to the dispatching center pursuant to the regulations of the Dispatching Code (excluding Emergencies). When the application has been approved, the dispatching center may revise the dispatching plan, and arrange the outage or derated output for the equipments. Such kind of applications shall not influence the assessment and statistics of other aspects of the Power Plant.

8.6	The ending time for the overhaul of the units shall be calculated from the time of reconnecting the power generator or resuming the standby. If the overhaul period is not long enough, the Power Plant shall go through the formalities for extending the period, but the extension application shall be submitted to the Power Dispatching Agency before half of the approved overhaul period has elapsed.
CHAPTER IX POWER GENERATION PLAN
9.1	The Power Plant shall strictly implement the Daily Power Generation Dispatching Plan Curve (including the curve temporarily modified by the on-duty dispatchers) and the dispatching instructions released by the Power Dispatching Agency, timely adjust the active output of the units and arrange the generation and operation of the Power Plant.

9.2	As for the daily power generation plan, the Power Plant shall, with reference to the upstream water inflows and weather forecast, report to the dispatching center before 9:00 of every normal working day the power generation plan for the next day or for the subsequent three to eight days in case of holidays and vacations. The dispatching center shall, in view of the above and the safety constraint and power generation output balancing conditions, etc. of the power grid, arrange the power generation plan for the next day or subsequent days for the Power Plant.

9.3	As for the adjustment of daily power generation plan, in case of any difference between the upstream water inflows and the arrangement of the daily power generation plan, the Power Plant shall propose to revise the daily power generation plan to the dispatching center at least one (1) hour in advance, and only being approved by the on-duty dispatcher, the Power Plant may revise the plan.

9.4	The Power Plant shall arrange the power generation in strict accordance with the Daily Power Generation Plan Curve released by the dispatching center. In case the dispatcher of the dispatching center has revised the Daily Power Generation Plan Curve, the Power Plant shall arrange the power generation according to the revised Daily Power Generation Plan Curve. The deviation between the total active power of the generator units of the Power Plant and the Daily Power Generation Plan Curve shall not exceed the range of negative 5% to positive 5%.

9.4.1	The daily planned power generation active curve released by the dispatching center mentioned in the above shall include the curve amended by the on-duty dispatcher of the dispatching center or the curve amended according to the dispatching instructions of starting or turning off the units.

9.5	In case of outage due to accidents or emergent derated output, the Power Plant shall immediately inform the outage or derated capacity to the dispatching center. If timely restoration is impossible, the Power Plant shall make up an application as soon as possible, and then the dispatching center can revise the power generation plan accordingly. The dispatching center’s amendment to the power generation plan on the request of the Power Plant due to the malfunction outage, the approval of the units’ Unplanned Outage and permit for derated output of the units shall not relieve or lighten the statistic assessment of the Planned Outage hours, the Unplanned Outage hours (including Forced Outage hours) and planned and unplanned derated output hours (shall be converted into equivalent outage hours).

9.6	The dispatching center shall monthly record and count the starting time, the recovery time, the reason and the derated volume for all kinds of outage and derated output, and release the statistic assessment data via the “Three Gong” website before the 15th day of each month. The Power Plant may search on the “Three Gong” website of the dispatching center for relevant statistics, in case of any dissent, the Power Plant shall submit its dissents to the dispatching center according to the scheduled time of assessment, which shall be confirmed by both Parties (if the Power Plant fails to propose its opinions on time, the relevant statistics will be deemed as being agreed).

The above-mentioned statistic data shall be deemed as the basis for the annual utilization hours of the Power Plant, the annual power generation plan and the power grid safety assessment, etc.

9.7	In case of the following situations, Party B shall assume the liability for breach of contract to Party A pursuant to the provisions of Chapter XVI of this Agreement:

The annual equivalent available rate for each unit of the Power Plant of Party B fails to reach the target of 93% (the target of annual equivalent available rate for the units under normal overhaul condition is 83%, and the target of annual equivalent available rate for the units under expanded overhaul condition is 73%). (It is suggested that the assessment target is proposed in accordance with the regulations of the Reliability Statistic Analysis issued by the former State electricity regulatory agency and the requirements for first-rate targets).

Note: The annual equivalent available factor for each unit = 1—| (annual Planned

Outage hours + annual Unplanned Outage hours + the equivalent outage hours converted from the annual planned and unplanned derated output) / 8760.
CHAPTER X RESERVOIR DISPATCHING
10.1	Reservoir Flood Dispatching

10.1.1	The Power Plant shall file the flood dispatching plan, flood counter measures and the plan of defending beyond-standard flood with the dispatching center at the end of March each year.

10.1.2	The Power Plant shall make an analysis of the flood within one week after the flood, and submit the analysis to relevant authority with a copy to the dispatching center.

10.1.3	The Power Plant shall finish the summary of the annual flood preventions within one month after the flood season, and submit the summary to relevant authority with a copy to the dispatching center.

10.1.4	In case of major alteration of the anticipated reservoir water inflow, the Power Plant shall report to the dispatching center in advance, so as to timely adjust the load and improve the utilization rate of water resources.

10.2	The Reservoir Dispatching Plans, Reports and Summary

10.2.1	Reservoir power generation dispatching plan

10.2.1.1	The daily power generation plan for the reservoir. Before 9:00 of normal working days, the Power Plant shall report the anticipated average reservoir water inflow, the anticipated power generation output and the feasible capacity of the Power Plant for the next day (for the subsequent three to eight days in case of holidays and vacations)

to the dispatching center.

10.2.1.2	The monthly power generation plan for the reservoir. Before the 20th day of every month, the Power Plant shall report the power generation plan proposals for the next month to the dispatching center and other relevant authorities.

10.2.1.3	The annual power generation plan for the reservoir. The Power Plant shall, before the end of October of each year, submit the reservoir control and operation proposal for the next year to the dispatching center and other relevant authorities, which shall mainly include the month-specific water inflow, power generation capacity, the month-end water control level and other requirements of the reservoir from water utility departments.

10.2.2	Relevant reports and statements concerning the reservoir dispatching

10.2.2.1	The daily dispatching report for reservoir. The Power Plant shall, before 9:00 of every day, report to the dispatching center the up and down stream reservoir water level, the reservoir water inflow and the discharge capacity at 8:00 of the current day, and the previous day’s reservoir water inflow, power generation capacity, discharge capacity, the reservoir water outflow, the drainage area average rainfall and the lost electricity volume due to the peak regulation and water discard.

10.2.2.2	The monthly dispatching report for reservoir. The Power Plant shall, before the 3rd day of each month, correctly fill in the monthly dispatching report and send such report by facsimile or e-mail, or send the original by mail to the dispatching center, the main content for which shall include current monthly and the yearly aggregated active and reactive actual power generation output (ten thousand kwh), the assessment power generation output (ten thousand kwh), the maximum daily power generation output (ten thousand kwh), the maximum output (Mw), the minimum output (Mw), the monthly average maximum output (Mw), the monthly average minimum output (Mw), the term end installed capacity (Mw), the power generation dispatching plan (ten thousand kwh), the term end adjustable output (Mw), the installed utilization hour (h), the plant’s utilizing electricity volume (ten thousand kwh), the total reservoir water inflow (ten thousand m3), the average reservoir water inflow (m3/s), the drainage rainfall (mm), the maximum rainfall (mm)/date, the maximum reservoir water inflow (m3/s)/date, the minimum reservoir water inflow (m3/s)/date, the maximum water discharge (m3/s)/date, the rain days (day), the water discard water days (day), the aggregated water consumption volume (ten thousand m3), the power generation water consumption volume (ten thousand m3), the discharging water volume (ten thousand m3), shipping and log water volume (ten thousand m3), other lost water volume (ten thousand m3), the average water head (m), the checking water head (m), the highest water level (m)/date, the lowest water level (m)/date, the month-end actual water level (m), the month-end checking water level (m), the month-end adjustable water volume (ten thousand m3), the month-end stored energy (ten thousand kwh), the water consumption rate (m3/kwh), the water utilization ratio (%), the water head proportion, the water discarding period power generation load ratio (%), the accuracy rate for load estimation (%), the value of composite factor K, the energy-saving electricity volume (ten thousand kwh), the total water saving volume (ten thousand m3), the lost electricity volume due to water discarding (ten thousand kwh), the average reservoir water inflow for the beginning, middle and end of each month (m3/s), etc.
10.2.3	Summary of the reservoir dispatching

10.2.3.1	The Power Plant shall, before October 10 of each year, report to the dispatching center the operation summary of the automatic hydrological forecasting system for this year.

10.2.3.2	The Power Plant shall, before January 10 of each year, report to the dispatching center the reservoir dispatching summary and the operation summary of the water dispatching automation system of the sub-center of the Power Plant for the previous year.

10.3	The automatic hydrological forecasting system and water dispatching automation system

10.3.1	In case of malfunctions of the automatic hydrological forecasting system of the

Power Plant or the water dispatching automation system of the sub-center of the Power Plant, the Power Plant shall immediately make restorations and report to the dispatching center, so as to collect the real time rain and water conditions for the reservoir drainage and serve to improve the economic operation level of the Power Plant and ensure the flood prevention for the up and down stream of the reservoir.

10.3.2	In the event that the overhaul and equipment maintenance for the automatic hydrological forecasting system of the Power Plant and the water dispatching automation system of the sub-center of the Power Plant have caused the outage of the forecasting system, the approval from the dispatching center shall be procured.

10.3.3	The transformation and upgrading plan for the automatic hydrologic forecasting system of the Power Plant and the water dispatching automation system of the sub-center of the Power Plant shall be submitted to the dispatching center for examination.

10.4	The Liability Affirmation for Breach of Reservoir Dispatching

In case of any of the following events, Party B shall assume the liability of breach in accordance with the provisions of Chapter XVI to Party A:
(1)	The outage which has not been reported to the dispatching center in time, due to the occurrence of overhaul or equipment maintenance of the water automatic monitoring and reporting system of the Power Plant and the water dispatching automation system of the sub-centre of the Power Plant, causes mistaken dispatching of the dispatching center;

(2)	The Power Plant has not on time filled out and reported the reservoir dispatching daily report or the reservoir dispatching daily power generation plan for twice and above within one month;

(3)	The Power Plant has not on time filled out and reported the water and electric power dispatching monthly report for twice and above within one year;

(4)	Any transformation or upgrading scheme of the water automatic monitoring and reporting system of the Power Plant and the water dispatching automation system of the sub-centre of the Power Plant has been carried out without the examination and approval of the dispatching center.
CHAPTER XI RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES
11.1	Party A shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices, take charge of operation and management of relay protection and automatic safety devices within the range of dispatching, and conform to the following requirements:
(1)	Taking charge of calculation of settings and the operation of relay protection and automatic safety devices within the range of dispatching, and making analysis and assessment of the movements of the devices. The settings for the relay protection and automatic safety devices of the Power Plant within the range under the dispatching of the dispatching center shall be released by the dispatching center, and the settings of other relay protection and automatic safety devices of the Power Plant may be calculated and set by the Power Plant itself and filed with the dispatching center, and the settings for the boundaries shall be examined and approved by the dispatching center.

(2)	Being responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its jurisdiction, making such devices satisfy the set technical requirements and conform to the setting requirements of the Power Dispatching Agency, and keeping complete commissioning reports and records.

(3)	Once the relay protection and automatic safety devices of the power grid have started running, Party A shall immediately analyze the reasons and take measures in accordance with the codes, and submit relevant materials to the Power Dispatching Agency. In case the Power Plant is concerned, Party A shall cooperate with the Power Plant to analyze and handle the accidents.

(4)	In case of any malfunction or defect of the relay protection and automatic safety devices of the power grid, Party A shall immediately take measures in accordance with the codes, analyze the causes and promptly take precautionary measures. In case the Power Plant is concerned, Party A shall inform the Power Plant of relevant information in written form.

(5)	Providing instructions and assistance to the Power Plant in respect of the setting and operation of relevant relay protection and automatic safety devices, and necessary technical support.

(6)	Strictly implementing the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

(7)	Before the 5th day of each month, finishing the analysis report on the operation of relay protection and automatic safety devices for the previous month with a copy to Party B.
11.2	Party B shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices and relevant relay protection counter measures against accidents, abide by the relevant regulations of the dispatching center concerning the grid safe operation, take charge of operation management of relay protection and automatic safety devices within its jurisdiction, and conform to the following requirements:
(1)	Party B must, during the period for the preliminary design of the Power Plant, provide the principle designing instructions for the adopted relay protection equipments to Party A and ensure the implementation of opinions proposed by Party A according to the requirements of safe operation of the power grid and counter measures against accidents, otherwise, Party A shall be entitled to reject its connection onto the grid.

(2)	Taking charge of calculation of settings and the operation of the relay protection and automatic safety devices belonging to the Power Plant, and making analysis and assessment of the running conditions of the devices which shall be applied to the dispatching center for filing and record.

(3)	Taking charge of the settings of relay protection and automatic safety devices within the jurisdiction of the dispatching center and being responsible for its correctness and completeness, and pursuant to the administration requirements of the dispatching center, conducting the setting conversion management in the DMIS system.

(4)	Being responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its jurisdiction, making such devices satisfy the set technical requirements and conform to the setting requirements, and keeping complete commissioning reports and records.

(5)	The relay protection and automatic safety devices related to the grid operation must be matched up with the relay protection and automatic safety devices of the power grid, the settings shall be made by the dispatching center, and the selection of types of relevant equipments shall be subject to the approval of the Power Dispatching Agency.

(6)	In case of any change of operation status of the relay protection and automatic safety devices of Party A, the Power Plant shall timely modify the settings and operation status of the relay protection and automatic safety devices within its jurisdiction according to the requirements of the Power Dispatching Agency.

(7)	In case of any running of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to relevant on-duty dispatcher of the Power Dispatching Agency, analyze the causes and take measures in accordance with the codes, and submit relevant materials to the Power Dispatching Agency according to the requirements. In case the power grid is concerned, Party B shall cooperate with Party A in assisting in analyzing and handling the accidents.

(8)	In case of malfunction or defect of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to relevant on-duty dispatcher of the Power Dispatching Agency, handle the accidents, analyze the causes and take measures in a timely fashion in accordance with the codes. In case the power grid is concerned, Party B shall submit relevant status to the Power Dispatching Agency in a written form.

(9)	Strictly implementing the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

(10)	Before the 5th day of each month, finishing the analysis report on the operation of the relay protection (including line protection, transformer protection, generator protection and busbar protection, etc.) and automatic safety devices of the Power Plant for the previous month, and provide three (3) copies to the Power Dispatching Agency.
11.3	In the event that the relay protection and automatic safety protection devices for the equipments belonging to the Power Plant but within the jurisdiction of the dispatching center (including direct dispatching and licensing dispatching equipments) need technological transformation, the relevant technological transformation plan must be examined and approved by Party A.

11.4	In case of any trip of the switch of the generator units or lines of Party B due to the relay protection devices, the Power Plant shall submit the relevant default conditions of the equipments set forth below to the relay protection department of Party A within twenty four (24) hours, mainly including but not limited to:
(1)	The equipment turning-on condition and the operation mode of the primary equipment during the occurrence of such trip;

(2)	The signal of the visual annuciator in the supervisory control panel and the trip condition of the breaker;

(3)	Signal of face plate for the protection devices;

(4)	The printed report for the default of the microcomputer protection device;

(5)	The default report of the microcomputer default recorder.
11.5	In order to improve the stability of the electric power system, both Parties shall upgrade and transform the equipments in a timely manner.
(1)	Both Parties’ upgrading and transformation for the relay protection and automatic safety devices shall be coordinated with each other, so as to ensure the compatibility and consistency between the equipments of both Parties.

(2)	The equipments after transformation shall not be put into operation through specific procedures until being commissioned and passing the acceptance and being confirmed as qualified.
11.6	As for the construction of the malfunction information management system (including units and system fault recorder) for the electric power system of the whole province, the interface protocol shall be completed to meet the system before [ ] month [ ] year and the data transmission mode shall be configured according to the requirements of Party A, and connected to Party A’s malfunction information system through communication network without barriers.

11.7	The statistical requirements for the reports of the relay protection and automatic safety devices of the Power Plant:

The Monthly Report on the Statistical Analysis on the Running of the Relay Protection and Safety Automatic Devices of the Electric Power System and the Monthly Report on the Abnormal Operation of the Differential Protection of High Frequency, Bus Difference, Generators and Main Transformers shall be sent to Party A by mail before the 5th day of each month (turned through the DMIS system), and shall be postponed accordingly in case of holidays and vacations.

11.8	Both Parties shall respectively designate staff to take charge of the maintenance for the operation of relay protection and automatic safety devices, and ensure the normal operation of the relay protection and automatic safety protection devices.

11.9	The relay protection and automatic safety devices of Party B shall reach the following main operation standards (excluding the malfunction and missing operation caused by Party A’s Reason):
(1)	The service factor for the main protection of relay protections[12] >99%.

(2)	The accuracy rate for the running of protections with 110 kv and above >100%.

(3)	The availability for fault recording [13] >100%.

(4)	The operation rate of automatic safety devices > 99%.

(5)	The accuracy rate for the running of automatic safety devices > 100%.

(6)	Other operation index agreed by both Parties: .
CHAPTER XII DISPATCHING AUTOMATION
12.1	Party A shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, take charge of operation and maintenance for the dispatching automation system at the dispatching end, and conform to the following requirements:

[12]	Operation ratio of main protection = duration for main protection devices in operation / statistic period duration for main protection devices. Same as below.

[13]	The availability for fault recording = times of available fault recording /times to be assessed. Same as below.

(1)	Supervising the reliable operation of the dispatching automation system, being responsible for monitoring the operating condition of the dispatching automation system and coordinating the material problems arising out of the operation.

(2)	Facilitating the connection of automation signals of the Power Plant according to the design requirements.

(3)	Making timely analysis of the fault causes for the dispatching automation system and taking precautionary measures.

(4)	Providing instruction and assistance to Party B in the operation maintenance of the dispatching automation system, and cooperating with Party B in respect of the investigation on accidents.

(5)	The computer monitoring and control system shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission).
12.2	Party B shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, abide by relevant regulations formulated by the dispatching center, take charge of the operation and maintenance for the dispatching automation equipments at the Power Plant end, and conform to the following requirements:
(1)	The telecontrol data from the Power Plant RTU or the computer monitoring and control system or the energy acquisition and transmission devices and the electric energy metering data shall be transmitted to the dispatching automation system and the electric energy metering system of the Power Dispatching Agency according to the transmission protocols in line with the national standards or industry standards. The electric energy metering system shall pass the testing organized by a qualified testing agency recognized by both Parties, so as to ensure the accuracy of data transmission. The quantity and accuracy of the real time messages concerning the operating equipments of the Power Plant shall satisfy the relevant regulations of the State and the operation requirements of the Power Dispatching Agency.

(2)	Making timely analysis of the fault causes for the dispatching automation system within its jurisdiction and taking precautionary measures.

(3)	Providing assistance to Party A in respect of the operation maintenance of the dispatching automation system, and cooperating with Party A in respect of the investigations on accidents.

(4)	The computer monitoring and control system of the Power Plant shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission) to make sure the effective isolation of the Power Plant’s computer monitoring and control system from the management information system and the office automation system, and the physical isolation of the dispatching special data network from the comprehensive information network and outside internet.
12.3	Both Parties shall operate and maintain the automation equipments in accordance with the Dispatching Code for Electric Power System and the dispatching automation operation code, and shall not exit or shut down the equipments at random.

12.4	In the event that the equipments which belong to the Power Plant but within the dispatching range (including the equipments under the direct and licensing dispatching) of the dispatching center and the dispatching automation and communication equipments need technological transformation, the plan must be examined and approved by the dispatching center. The Power Plant shall submit to the dispatching center all and complete design materials and requisite testing data.

12.5	In case of any bidding for grid connection of the power generation as required by the national polices or governmental regulations, the Power Plant shall establish and utilize relevant technical support system according to relevant regulations, which could make the Power Plant be ready for effective communication with relevant system of the dispatching center.

12.6	Both Parties shall respectively designate staff to take charge of the operation and maintenance of the dispatching automation systems within their respective jurisdictions, and ensure the normal operation of the dispatching automation system.

12.7	Party B shall, according to the requirements of the dispatching production control and management, establish relevant computer data network, and interconnect it to the special network for dispatching data and the dispatching management information network.

12.8	The RTU or the computer monitoring and control system, the electric energy collection and transmission devices of the Power Plant shall reach the following main operation standards:
(1)	The availability of RTU or the telecontrol station of the computer monitoring and control system (monthly) > 100%.

(2)	The accuracy error of telemeter < 1%.

(3)	Other operation index agreed by both Parties: .
CHAPTER XIII DISPATCHING COMMUNICATION
13.1	Party A shall strictly abide by the codes and regulations concerning the design, operation and management of the dispatching communication system, take charge of the operation and maintenance of the dispatching communication system at the dispatching end, and conform to the following requirements:
(1)	Supervising the reliable operation of the dispatching communication system, taking charge of the monitoring and dispatching command of the operating conditions of the dispatching communication system and coordinating the major problems arising out of the operation.

(2)	Taking charge of the operational maintenance of the communication equipments and communication lines at the dispatching end, and ensuring the reliable operation.

(3)	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

(4)	Providing instructions and assistance to Party B in the operational maintenance of the dispatching communication system, and cooperating with Party B in respect of the investigation on accidents.
13.2	Party B shall strictly abide by the codes and regulations concerning the design, operation and management of the dispatching communication system, and relevant communication management regulations of the dispatching center, take charge of the operation and maintenance of the dispatching communication system at the Power Plant end, and conform to the following requirements:
(1)	Taking charge of the operational maintenance for the dispatching communication system at the Power Plant end and ensuring the reliable operation.

(2)	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

(3)	Providing assistance to Party A in respect of the operation and maintenance of the dispatching communication system, and cooperating with Party A in respect of the investigation on accidents.

13.3	The model selections and configurations for the communication equipments of Party B which will be connected to the power communication network of Party A shall be compatible and consistent with Party A, and shall be approved by Party A.

13.4	In order to assure the reliability of the information transmission between both Parties, the interconnected transmission net of both Parties shall be equipped with two different and independent communication transmission routes (physical media) to ensure the specified dispatching and the transmission channel for the automatization system, relay protection and automatic safety devices. If it is the SDH optical transmission system, the interconnection of Party B shall be synchronized with the clock of Party A.

13.5	As required by the business of the power grid production dispatching, both Parties shall be equipped accordingly with the complete connection and auxiliary facilities, etc. for the systems in relation to data exchange, dispatching and executive exchange, communication monitoring and controlling, and other communication system.

13.6	In order to ensure the influent interconnection and intercommunication of the communication net, the parameters of the communication equipment of Party B, including the frequency requirements (which refer to the carrier wave of the electric power lines and wireless frequencies), which is connected to the electric power communication net of Party A, shall be approved by Party A in writing.
(1)	In the event that Party B makes use of the carrier frequency which has not been approved and caused frequency disturbing wave and the operation of other carrier lines, Party A may refuse to allow Party B to be interconnect with carrier line, in the meanwhile, it may ask Party B to compensate the losses arising therefrom.

(2)	In the event the technical parameters for interconnection with communication net (such as power, bit error rate, equipment type, configuration, interface style) of

Party B has not been approved by Party A in written form through consultations, Party A may refuse the relevant interconnection. Party B shall assume the liability for the failure of interconnection and intercommunication and the influence of the failure of interconnection and intercommunication on the production.
13.7	The overhaul and outage (retirement) of the system equipment of the power plant or hydropower station, which is connected to the electric power communication interconnection net of the local and county dispatching, shall comply with the management regulation and examination and approval procedures of Party A.

13.8	The system equipments of the plant and station, which are connected to the electric power communication interconnection net of the local and county dispatching, must be equipped with the corresponding staff for the daily operation maintenance to ensure the twenty four (24) hours available field maintenance for any default to the interconnected electric power lines; in addition, such staff shall strictly obey the electric power communication dispatching instructions released by the local and county dispatching and communication net management and maintenance cooperation.

13.9	In case of any overhaul without going through any examination and approval procedures, or the implementation that is not complied with the communication dispatching directions, and the requirements of the cooperation for the net management and maintenance, which are due to Party B’s Reason and cause mistaken operation, mistaken judgment and mistaken direction of the communication dispatching and operation maintenance, Party B shall be responsible for the corresponding liabilities for the aforesaid mistakes which lead to the delayed settlement and overtime block of the interconnected communication net; among which, the interruptions may be classified into the following four types due to the seriousness of the conditions:
(1)	The malfunctions of the single (64KB/S) Class II and III circuits (definitions please refer to Fujian Electric Communication Net Administration Measures) of Fijian electric power communication on the transmission net which are regarded as the communication barrier for assessment (the definition of the communication barrier for assessment please refer to communication operation management codes) and influence the safe operation of the power grid.

(2)	The malfunctions of the single (64KB/S) Class I circuits of Fijian electric power communication and the multiple (the broad band of 2MB/S and above) Class II and III circuits on the transmission net interconnected Party A and Party B or the whole stop malfunctions of the interchange and other connection equipments which are regarded as the communication barrier for assessment (the definition of the barrier for communication assessment please refer to communication operation management codes) and influence the safe operation of the power grid.

(3)	The block of all circuits on the transmission net interconnected Party A and Party B which has become the barrier for communication and influenced the safe operation of the power grid.

(4)	The interruption of the main equipments interconnected Party A and Party B which have become the communication accidents for assessment (the definition of communication accidents please refer to communication operation management codes).
The so-called “communication circuit malfunctions” which “influence the safe production of the power grid” generally refers to: the communication means, content and mode which are indispensable for the safe production of the power grid, irreplaceable by temporary plans, and are sufficient to influence and delay the handling of the power grid accidents.

13.10	Both Parties shall prepare a standby communication system so as to ensure the communication uninterrupted by any Emergencies occurred to the power grid or the Power Plant.

13.11	Party B shall endeavor to make all relevant communication stations under its control comply with the standard communication station of the provincial electric communication net, free-willingly accept the supervision and inspection organized by Party A for standard communication stations, be entitled to participate in the amendment and revision of the criterions for standard communication stations, and ensure the continuous liable operation of the communication equipments at the plant and station end. In the meanwhile, Party B shall take an active part in the annual professional meeting for the whole province’s electric communication work.

13.12	Party A shall carry out the payable arrangement for the interconnection between the provincial electric power communication net and the two communication transmission net lines of Party B, which are of different operation modes, different wideband and different signal contents, on the basis of the two different communication transmission routes owned by Party B, and connect the corresponding signals to the provincial (local) dispatching agencies.

13.13	The electric power dispatching communication system at the end of Party B shall reach the following main operation standards:
(A)	Service factor of communication circuit[14] > 99.9%.

(B)	Equipment service factor[15] > 99.9%.

[14]	Service factor of communication circuit = {1 – Σ[number of interrupted circuits × duration of circuit malfunction (min)]/ [actual number of circuits × calendar time of the whole month (min)]}×100%

[15]	Equipment service factor = {1 – Σ[number of interrupted circuits × duration of equipment malfunction at local end (min)]/ [number of circuits configured × calendar time of the whole month (min)]}×100%

Among which:
(1)	Service factor of optical communication equipment > 99.9%.

(2)	Service factor of communication interchange equipment > 99.9%.

(3)	Other operation standards agreed by both Parties: _____.
13.14	Both Parties shall respectively appoint staff to take charge of the operation and maintenance of the dispatching communication system within their respective jurisdictions, and ensure the normal operation of the dispatching communication system.
CHAPTER XIV ACCIDENT MANAGEMENT AND INVESTIGATION
14.1	The dispatching center and the Power Plant shall, within their respective jurisdiction and in accordance with relevant regulations of the Dispatching Code for Electric Power System and the Power Plant field operation codes, handle the accidents in a correct and prompt manner and timely inform each other of the handling results.

14.2	The equipment accidents within the dispatching range of the dispatching center shall be handled by strictly following the instructions of the on-duty dispatchers of the dispatching center (excluding those that can be handled without dispatching instructions as clearly specified in the field codes).

14.3	In case of any tripping or unit derated volume and other abnormal conditions or accidents occurred to the equipments within the dispatching jurisdiction of the dispatching center, the Power Plant shall strictly abide by the provisions of the Dispatching Code to verify the reasons for such abnormality or accidental tripping, report the actual conditions accurately, obey the directions of the dispatching center and resolve the default of the equipments. Otherwise, the dispatching center shall be entitled to order outage of relevant equipments or limit the active output of units, and the units unplanned derated output hours caused therefrom shall be converted into equivalent outage hours; in case of unit outage, shall be counted as Forced Outage hours.

14.4	In case of breaker tripping occurred to the units or circuits of the Power Plant, the staff of the Power Plant shall report by telephone to the dispatching center and submit the following malfunction events, including but not limited to:
(1)	The tripping of circuit breaker;

(2)	The location of the circuit breaker (on/off);

(3)	The tripping time;

(4)	Any information which will help to analyze the tripping reasons for circuit breaker;

(5)	The tripping times of circuit breakers due to the malfunctions;

(6)	The output records from false recording devices.
The staff of the Power Plant shall immediately report the above-mentioned events set forth in items (1), (2) and (3), the events set forth in items (4), (5), (6) shall be reported as soon as the preparation of the field is ready. In case of any abnormity of the far transmission function of false recording devices, the event provided in item (6) shall be provided within twenty-four hours to the dispatching center.

14.5	The dispatching center shall, according to the Guide on Safety and Stability for Power System (DL 755-2001), the Dispatching Code for Electric Power System and other relevant regulations, and considering the grid structure, operation characteristics and specific conditions of the Power Plant, formulate principles for accident management and specific counter measures against accidents, and raise specific requirements on the necessary measures to be taken by the Power Plant.

14.5.1	In case of any Emergencies that threaten the safety of the power grid, the on-duty dispatchers of the dispatching center may take necessary measures to ensure and restore the safe operation of the power grid, including adjusting the power generation output of the Power Plant, issuing instructions to start or shut down units, and disconnecting the Power Plant, etc.

14.5.2	In case that the Power Plant or any of the units has to be disconnected, the dispatching center shall, after the termination or remedy of the Emergencies, restore the connection and operation of the Power Plant or the unit.

14.5.3	The dispatching center shall explain to Party B the reasons for disconnecting the Power Plant or the unit after the accident.

14.6	The units power generation curve (active or reactive), the voltage at the voltage testing point and the power on the system frequency curve or link line shall be subject to the data collected by the dispatching automation system of the dispatching center, and shall be taken as the basis for relevant assessment In case of any dissenting opinion concerning the data collected by the automation system of the dispatching center, the Power Plant may timely provide evidence which shall be jointly confirmed by both Parties through verification.

14.7	The Party or Parties suffering from accident(s) shall carry out accident investigation according to the Codes of Investigation for Electric Power Production Accidents. The conclusions of the investigation shall include causes of accident, responsible party for the accident and the liabilities, and the counter measures against accidents to prevent similar accidents. The responsible Party for the accident shall assume the liabilities according to the investigation conclusion, and timely implement the counter measures against accidents.

14.7.1	During the grid accident investigation carried out by Party A, Party B shall be invited to participate when it is involved. Party B shall provide support to the work of Party A and cooperate in the field investigation by providing accident analysis materials such as the fault recording diagrams, the operating conditions at the time of accident and relevant data, etc.

14.7.2	During the Power Plant accident investigation carried out by Party B, Party A shall be invited to participate when it is involved. Party A shall provide support to the work of Party B and cooperate in the field investigation by providing accident analysis materials such as fault recording diagram, the operating conditions at the time of accident and relevant data, etc.

14.7.3	As for the accidents involving both Parties, if the Parties cannot reach an agreement within a short period of time on the cause of accident, a special investigation panel shall be set up according to relevant regulations of the State to carry out accident investigation.

14.7.4	The investigation report on the accident involving one Party or both Parties shall be published, which shall cover: causes of the accident, dealing progress of the accident, responsible party for the accident and the liabilities, the rectification plan and accident preventive measures, etc.

14.7.5	The responsible party for the accident shall timely correct the errors and implement the rectification plan and accident preventive measures. In case that the other Party is involved in such rectification plan and preventive measures, the consent of the other Party shall be obtained.
CHAPTER XV FORCE MAJEURE
15.1	If the occurrence of any Force Majeure event completely or partially impedes one Party from fulfilling any obligation under this Agreement, such Party may be exempted from or postpone to perform its contractual obligations, provided that:
(1)	the scope and duration of the exempted or postponed performance shall not extend beyond the reasonable needs of eliminating the impact of Force Majeure.

(2)	the Party affected by Force Majeure shall continue to perform its other obligations hereunder which have not been affected by the Force Majeure.

(3)	in case the events of Force Majeure come to an end, the Party claiming Force Majeure shall resume the performance of this Agreement as soon as possible.
15.2	In the event that any Party is unable to perform this Agreement due to Force Majeure, such Party shall promptly inform the other Party, and shall send a written notice to the other Party within three (3) days thereafter. Such written notice shall indicate the date of the occurrence of Force Majeure, the anticipated duration, the nature of the events, the impact on its performance of this Agreement and the measures it has taken to mitigate the impact of such Force Majeure events.

Upon the other Party’s request, the Party affected by the Force Majeure shall furnish the other Party with an evidential document issued by the competent local notary public where the Force Majeure event occurs within seven (7) days commencing from the date when the Force Majeure event occurs (in the event of communication interruption, from the restoration date of the communication).

15.3	The Parties affected by the Force Majeure shall take reasonable measures to mitigate the losses incurred by either or both Parties caused by Force Majeure. The Parties shall immediately consult with each other to formulate and implement a remedy plan and reasonable alternative measures to minimize or eliminate the impact of Force Majeure.

In the event that the Party affected by the Force Majeure fails to use all endeavors to take reasonable measures to mitigate the impact of Force Majeure, that Party shall be responsible for the enlarged losses arising therefrom.

15.4	In the event that the Force Majeure has prevented a Party from performing its obligations under this Agreement for a continuous period of over thirty (30) days, the Parties hereto shall consult with each other to determine the conditions for continuing the performance of this Agreement or to terminate this Agreement. If the Parties hereto fail to reach agreement concerning the conditions for continuing the performance of this Agreement or the termination of this Agreement within thirty (30) days after the occurrence of Force Majeure, any Party shall be entitled to terminate this Agreement with a notice to the other Party, unless otherwise provided herein.
CHAPTER XVI LIABILITIES FOR BREACH OF CONTRACT
16.1	Either Party’s violation of the provisions of this Agreement shall be deemed as a breach of contract, and the other Party shall be entitled to require the breaching Party to assume the liabilities for breach of contract.

16.2	Party A, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party B in the manner provided in Article 16.3 hereof:
(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party B.

(2)	Violation of the provisions of Article 4.9, which has resulted in the incapability of the Power Plant to generate power on schedule, to generate power as normal or which has caused direct economic losses to Party B.

(3)	Violation of the provisions of Articles 5.3 and 5.4, which has resulted in the incapability of the Power Plant to generate power on schedule or which has caused direct economic losses to Party B.

(4)	Violation of the provisions of Article 6.2, which has resulted in the incapability of the Power Plant to generate power on schedule or which has caused direct economic losses to Party B.

(5)	Violation of the Dispatching Code for Electric Power System, which has caused direct economic losses to Party B.

(6)	Party A requires the Power Plant (units) to conduct peak regulation, frequency modulation or voltage regulation beyond its operation capacity or the provisions of this Agreement (excluding for handling accidents), which has caused direct economic losses to Party B.

(7)	Setting or commanding error of the primary and secondary equipments of the power grid due to Party A’s Reason, which has caused direct economic losses to Party B.
16.3	For each time of breach of Contract, Party A shall undertake the liabilities for breach of contract by the following ways:
(1)	Paying to Party B the electricity output of 50,000 kwh in a lump sum as a compensation for its breach.

(2)	In case of any direct economic losses of Party B which cannot be fully compensated by the electric power output paid in a lump sum provided in Item (1) above, the electric power output corresponding to the direct expenses of Party B for repairing equipments and restoring normal operations shall be complemented by Party A (calculated by the on-grid tariff of the Power Plant).

(3)	In case of causing electricity output losses to Party B, the relevant provisions provided in the Power Purchase and Sale Contract entered into by both Parties shall be resorted to for the treatment.
16.4	Party B, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party A by the method provided in 16.5:
(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party A.

(2)	Failure to complete the grid connection preparation works in accordance with the provisions of Chapter IV hereof, which has caused direct economic losses to Party A.

(3)	Violation of the provisions of Articles 5.2 and 5.4, which has caused direct economic losses to Party A.

(4)	Violation of the provisions of Articles 6.1 and 7.1.1.

(5)	Abnormity or malfunction of the primary and secondary equipments of the Power Plant related to the grid operation due to Party B’s Reason, which has caused direct economic losses to Party A or any third party.

(6)	Failure to participate in the peak regulation, frequency modulation, voltage regulation and backup of the electric power system in accordance with the provisions of Article 7.4.

(7)	Violation of the relevant regulations concerning the overhaul management provided in the Grid Dispatching Code.

(8)	The variation of the overhaul period due to Party B’s Reason, which has caused direct economic losses to Party A.

(9)	Failure to honestly report to the dispatching center the actual condition of the equipments (such as the power generator, steam turbine, boiler and electric equipments) of the Power Plant and relevant facilities.

(10)	Violation of the regulations concerning the dispatching operation management provided by the Grid Dispatching Code, which threatens the safe and stable operation of the power grid.

(11)	The failure of the relay protection and automatic safety devices of the Power Plant to reach the agreed standard provided in Article 11.9, or the malfunction or incorrect running of the relay protection and automatic safety devices due to Party B’s Reason, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

(12)	The failure of the electric power automatic system of the Power Plant to attain the agreed standards provided in Article 12.8, or the malfunction of the electric power automatic system of the Power Plant due to Party B’s Reason, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

(13)	The failure of the dispatching communication system of the Power Plant to attain the standards provided in Article 13.13, or the malfunction of the dispatching communication system of the Power Plant due to Party B’s Reason, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

(14)	Violation of the provisions of Articles 9.4.3 and 9.4.4.

(15)	Violation of the provisions concerning the reservoir dispatching provided in Article 10.5.

(16)	Failure to control the unit output deviation within the range of negative 5% to positive 5% in accordance with the provisions of Articles 9.4.1 and 9.4.2.

(17)	Failure of the unit annual availability rate to reach the agreed amount prescribed in Article 9.7.
16.5	Party B shall assume the liabilities for breach of contract by the following ways:

16.5.1	For each time of breaching Items (1) to (13) of Article 16.4, Party B shall assume the liabilities for breach of contract by the following ways:
(1)	Paying to Party A the electricity output of 50,000 kwh in a lump sum as a compensation for its breach.

(2)	In case of any direct economic losses of Party A which cannot be fully compensated by the electric power output paid in a lump sum provided in Item (1) hereof, the electricity output corresponding to the direct expenses of Party A for repairing equipments and restoring normal operations shall be complemented by Party A (calculated by the on-grid tariff of the Power Plant); in case of causing economic losses to the third party, Party A shall compensate.

(3)	In case of causing electricity output losses to Party A, the relevant provisions stipulated in the Power Purchase and Sale Contract entered into by both Parties shall be resorted to.
16.5.2	For breaching the Item (14) of Article 16.4, the electricity output which shall be assumed by Party B for breaching the contract shall be calculated on the basis of the accumulated amount of automatic assessment of the automation system of the dispatching center.

16.5.3	For breaching the Item (15) of Article 16.4, the electricity output for breaching the contract shall be calculated by the following methods:

In case the equivalent availability factor of Party B’s units fail to satisfy the requirements, the annual electricity output for the Power Plant’s breach of contract shall be calculated by the following formula and shall be deducted from the settlement account of Party B’s annual electricity output:

Among which:
Q: refers to the annual electricity output for breaching the contract by Party B (unit: ten thousand kwh);

I: refers to No. I installed unit of the Power Plant;

EAFis : refers to the annual actual equivalent availability factor for No. I unit (unit: %);

EAFib : refers to the annual standard equivalent availability factor for No. I unit (unit: %), the numerical value is the amount prescribed in Article 9.7;

C1 : refers to the installed capacity for No. I unit (unit: ten thousand kwh).
16.6	In case of any of the following serious breach of contract committed by Party B, Party A may take enforcement measures to the extent of disconnecting the Power Plant (units) and Party B shall not be entitled to claim for compensations from Party A for any loss caused by such Disconnection.
(1)	The Power Plant arbitrarily starts up for grid connection or shut down for Disconnection without being approved by the dispatching center.

(2)	In case of Emergencies, the Power Plant violates the provisions of Articles 6.1 and 7.1.1.

(3)	In case of Emergencies, the Power Plant fails to report to the dispatching center the real conditions of the equipments of the Power Plant (such as power generator, steam turbine, boilers and electric equipments) and relevant facilities.

(4)	Other material breach of contract agreed by both Parties: .
16.7	Unless otherwise provided in this Agreement, in case of any breach of contract, the non-defaulting Party shall immediately notify the defaulting Party to stop breaching the contract, and shall furnish a written notice as quickly as possible to the breaching Party, demanding it to correct the breach of contract and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.

16.8	The breaching Party shall immediately take measures to correct its breach of contract, and confirm its breach of contract and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.
(1)	The lump-sum electricity output for breaching the contract shall be paid together with the monthly electricity output settlement after the breach of contract has been confirmed.

(2)	The electric power volume corresponding to the portion of direct economic losses exceeding the lump-sum liquidated damages shall be paid together with the monthly electricity output settlement after the confirmation of the losses.

(3)	In case of electricity output breach, the relevant agreements provided in the Power Purchase and Sale Contract entered into by both Parties shall be resorted to.
16.9	In the event that either Party explicitly expresses or indicates by its own actions that it will not perform its obligations hereunder prior to the expiration of the performance period specified herein, the other Party may request it to assume the liabilities for breach of contract.

16.10	When this Agreement has come into effect, the electricity output for breach of contract agreed to be assumed by both Parties hereto shall not be repeatedly assessed and calculated with the electricity output for rewards and punishments provided in the Measures on the Operation Management and Assessment of the Unified Dispatching Power Plants of Fujian Power Grid (Trial Version (No. 14 Min Jing Mao

Dian Li [2004]) issued by the Economic and Trade Commission of Fujian Province, and the provisions of this Agreement shall prevail and the Parties shall deal with it on the principle of equality.

Or, when this Agreement has come into effect, subject to the approval from the competent electric power authority of the government and Party A, the implementation of the Measures on the Operation Management and Assessment of the Unified Dispatching Power Plants of Fujian Power Grid (Trial Version (No. 14 Min Jing Mao Dian Li [2004]) issued by the Economic and Trade Commission of Fujian Province shall be suspended, and the assessment of the operation and management of the Power Plant shall be carried out in accordance with the provisions of this Agreement.
CHAPTER XVII EFFECTIVENESS AND VALID TERM
17.1	This Agreement shall come into effect upon being signed by the legal representatives or authorized agents of both Parties and affixed with their official seals.

17.2	The valid term of this Agreement shall be from December 28, 2008 to December 27, 2010.

17.3	This Agreement shall come into effect after being signed by both Parties, with a valid term of two (2) years, and the former dispatching agreement shall become invalid at the same time. In case both Parties have no objection after the expiration of this Agreement, this Agreement shall continue to be valid; in the event that either of the Parties has any objection, the Parties shall renegotiate the terms of this Agreement and enter into a new dispatching agreement.

CHAPTER XVIII MODIFICATION, ASSIGNMENT AND TERMINATION
OF THIS AGREEMENT
18.1	Any modification, amendment or supplement to this Agreement must be conducted in written form, and the conditions for coming into effect shall be the same as specified in Article 17.1.

18.2	Both Parties explicitly express that neither Party shall be entitled to assign all or part of its rights or obligations hereunder to any third party without the written consent of the other Party.

18.3	Within the valid term of this Agreement, both Parties agree to adjust or amend this Agreement if any of the following events occurs:
(1)	Alteration of relevant laws and regulations, rules and policies of the State;

(2)	Any clause of this Agreement conflicting with any relevant compulsory rules, measures and regulations issued by the State electric power regulatory authority;

(3)	Other events agreed by both Parties: .
18.4	Termination of Agreement

In the event that any of the following events occurred to any Party, the other Party shall be entitled to terminate this Agreement after seven (7) days from sending a notice of termination:
(1)	Either Party goes bankrupt or liquidated, or the business license or the electric power business license of either Party or the Power Plant is revoked.

(2)	One Party is merged with the other Party or all or majority parts of its assets have been transferred to another entity, and the surviving enterprise cannot reasonably perform its obligations under this Agreement.

(3)	Other events agreed by both Parties to terminate this Agreement: .
CHAPTER XIX DISPUTE RESOLUTION
19.1	Any dispute arising out of performance of this Agreement or any dispute in relation to this Agreement shall be firstly resolved by the Parties through consultations, or submitted to the power regulatory agency for mediation. If the disputes cannot be resolved through consultation or mediation, the Parties shall resolve the disputes by the following No. 2 method[16]:
(1)	Both Parties agree to submit the dispute to Arbitration Committee for arbitration in accordance with its prevailing arbitration rules. The arbitration award shall be final and binding on the Parties to this Agreement.

(2)	Any Party may submit the said dispute to the people’s court for resolution through judicial proceedings.
CHAPTER XX APPLICABLE LAW
20.1	The establishment, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

[16]	Only one method may be selected.

CHAPTER XXI MISCELLANEOUS
21.1	Confidentiality

Both Parties warrant to maintain confidential all information and documents which are procured from the other Party and may not be procured from public channels. Without the prior approval from the original provider of such information and documents, the other Party shall not disclose to any third Party all or part of the information and documents, unless otherwise provided by the regulations of the State.

21.2	Appendices[17]

Appendix I: Diagram for the Metering Points

Appendix II: Technical Parameters of the Power Plant

Appendix III: Division of Dispatching Range for the Power Plant’s Equipments

The Appendices to this Agreement (including the special provisions) shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement. In case of any discrepancy between this Agreement and its appendices, according to the nature of discrepancy, the content most related to and dealing more deeply with the point of dispute shall prevail. In case that the discrepancy and contradiction still exist after applying the aforesaid principle, the Parties shall, on the principle of good faith, consult with each other to make determinations according to the purpose of this Agreement.

[17]	When executing the formal agreement, the appendices shall be complete, accurate and clear and without omission.

21.3	Entire Agreement

This Agreement (including the special provisions) and the appendices hereto constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement, and shall replace all previous discussions, negotiations, contracts and agreements conducted by both Parties in respect of this Agreement.

21.4	Notification and Service

Any notification and document pertaining to this Agreement shall be conducted in written form. A notification shall be deemed as having been served upon the confirmation with signature by the recipient when delivered by way of registered mail, express mail or in person, or upon confirmation as being received when sent via fax. All notifications and documents shall come into effect upon service and receipt. All notifications shall be delivered to the following addresses as provided in this Agreement or to a modified address when either Party has notified the other Party with a written notice.

Party A: Fujian Province Pingnan County Power Supply Co., Ltd.

Attention: Zhang Bi Hua

Telephone Number: 0593-3322137

Facsimile Number: 0593-3304061 Zip Code: 32300

E-mail: pndd137@126.com

Mail Address: No. 7, Huating Road, Chengguan, Pingnan County

Party B:

Attention:

Telephone Number:

Facsimile Number:

Zip Code:

E-mail:

Mail address:

21.5	No Waiver

Either Party’s failure to waive any of its rights under this Agreement through written statement shall not be deemed as a waiver thereof. Either Party’s failure to exercise any of its rights under this Agreement shall not operate as having waived or will waive any of its rights under this Agreement in the future.

21.6	Continuing Effect

The provisions with respect to arbitration and confidentiality of this Agreement shall remain effective after the termination of this Agreement.

21.7	Text

This Agreement comprises forty-seven (47) pages, and shall be signed in six (6) counterparts. Each Party shall hold three (3) counterparts.

Party A: Fujian Province Pingnan County Power Supply Co., Ltd.	Party B: Pingnan County Yuheng Hydropower Co., Ltd.

(Stamp)	(Stamp)

Legal Representative: Wei Nai Sheng, or Authorized Representative:	Legal Representative: , or Authorized Representative: Lian Xin Chun

Signing Date: December 26, 2008	Signing Date: December 26, 2008
Signing Place:	Signing Place:

APPENDIX I: DIAGRAM FOR METERING POINTS
1.	The equipments and units installed at the metering points, the property right owners, the operation maintenance party and the dispatching party shall be indicated (provided by the Power Plant)

2.	Zones and equipments owned by Party A in the diagram (provided by the Power Plant)

3.	Zones and equipments owned by Party B in the diagram (provided by the Power Plant)

APPENDIX II: TECHNICAL PARAMETERS FOR THE POWER PLANT
Technical Parameters for the Power Plant
1.	Nameplate Parameters for the Generator Units of the Power Plant

				Rated		Rated	Rated	Rated
Name of the	Unit			Capacity	Active Power	Power	Voltage	Speed
Power Station	No.		Type	(MVA)	(MW)	Factor	(kV)	(r/min)
Yuheng	1	#	SF10-10/2600	12.5	10	0.8	10.5	600
Hydropower	2	#	SF10-10/2600	12.5	10	0.8	10.5	600
Station	3	#	SF10-10/2600	12.5	10	0.8	10.5	600
2.	Connection lines between the Power Plant and the power grid of Party A
(1)	Name of the line: 110 KV Lijia Line 132 Line.

(2)	Voltage level: 110 kV.
3.	Party B shall provide other accurate technical parameters of the Power Plant according to the design parameters for the equipments and the connection commissioning results[18].

3.1.	Normal Operation Output Range

The maximum output for the normal operation of the No.1, No. 2 and No. 3 units of the Power Plant shall be 100% of the rated capacity, and the minimum output for the normal operation shall be 0% of the rated capacity.

[18]	In case that the Power Plant owns the equipment units with different types, during the actual performance of this Agreement, the technical parameters of different units shall be indicated respectively as per the contents listed in this Article.

3.2.	Under the special condition of frequency modulation of the power grid, the minimum output of the No. 1, No. 2 and No. 3 units of the Power Plant shall be 60% of the rated capacity; 100% .

3.3.	Power regulation rate of units during normal operation

No. 1, No. 2 and No. 3 Units are 3 MW/min.

3.4.	The shortest time for the units from receiving a dispatching instruction to reaching the grid connection output or from zero output to rated output is 15 min.

3.5.	The shortest time from full load output to zero load after receiving a dispatching instruction is 5 min.

Other inadvisable operation mode: .

4.	When the Power Plant has been put into commercial operation, if Party B finds any change in the operation parameters of the units which fail to meet the technical indicators as set out in Article 3 above and need modifications, explanations shall be made to the dispatching center, and a testing report issued by a qualified agency shall be submitted as well.

APPENDIX III: DIVISION OF DISPATCHING RANGE OF POWER PLANT EQUIPMENTS
1.	The equipments within the jurisdiction of the local dispatching

The primary and secondary equipments of the 110kv system and the relay protection and automatic safety devices relating to the power grid operation; the electric power dispatching automation, dispatching communication, tele-control information and other data which are related to the business of local dispatching shall be transmitted to the local dispatching, and the optical-fiber transmission channel shall be connected to the local dispatching.

2.	The equipments within the jurisdiction of the county dispatching licensed by the local dispatching

110kv main Substation

3.	The equipments within the jurisdiction of the county dispatching
(1)	No. 1, No. 2 and No. 3 power generation units and the affiliated facilities;

(2)	Relay protection and automatic safety devices related to the operation of the power grid of Party A

The automatic modulation excitation system of No. 1, No. 2 and No. 3 power generation units.

(3)	Dispatching automation and communication facilities related to the dispatching operations of Party A

The electric power dispatching automation, dispatching communication, water dispatching automation system and electric power billing information collection device, tele-control information and other data shall be transmitted to the local dispatching, and the optical-fiber transmission channel shall be connected to the local dispatching.